Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Global Value Opportunities Fund
333-134437
811-21903

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, and additionally adjourned to November 8, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement and a new sub-advisory agreement, and to ratify the selection of PricewaterhouseCoopers LLP as the funds independent registered public accounting firm.

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

To approve a new
investment
management
agreement

 Common and
Preferred shares
 voting together
as a class

   For

                       7,276,880

   Against

                          315,970

   Abstain

                          350,326

   Broker Non-Votes

                       1,741,161

      Total

                       9,684,337



To approve a new
sub-advisory
agreement between
 Nuveen Asset
Management and
Tradewinds Global
 Investors, LLC


   For

                       7,232,330

   Against

                          343,070

   Abstain

                          367,776

   Broker Non-Vote
S

                       1,741,161

      Total

                       9,684,337




Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013080